UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 20, 2009

Wise Metals Group LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-117622	52-2160047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

857 Elkridge Road, Suite 600

Linthicum, Maryland 21090

(Address of principal executive offices)

(410) 636-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 18, 2009, Wise Metals Group LLC (the “Company”), filed Form 12b-25 disclosing that the Company was unable to file its Annual Report on Form 10-Q for the quarter ended March 31, 2009 by May 15, 2009. As disclosed in the Form 12b-25, the Company has recently devoted substantial time and effort to the preparation of its Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Annual Report”), which is still subject to completion and not yet filed with the SEC, and to other corporate activities, including assessing the financial and accounting impact of financing transactions to amend the revolving and secured credit facility, and as a result, the Company has not had adequate time to complete the preparation of its consolidated financial statements by May 15, 2009, without unreasonable effort or expense. The Company will file its Form 10-Q as soon as practicable.

As stated in the Company’s Current Report on Form 8-K filed on April 15, 2009, the Company has been unable to file the 2008 Annual Report. On April 16, 2009, the Company received a Notice of Default from the Trustee under the Indenture governing its 10.25% Notes due 2012 for failure to timely file its 2008 Annual Report. Such Default will not become an Event of Default under the Indenture so long as the Company files its 2008 Annual Report by May 31, 2009.

As previously discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company identified a material weakness in its internal control over financial reporting because the Company has not maintained sufficient staff with appropriate training in US GAAP and SEC financial rules and regulations. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Despite making progress during the three months ended March 31, 2009, the Company’s remedial actions are ongoing and not yet complete. Therefore, this material weakness identified has not been remediated as of March 31, 2009. As the Company finalizes its preparation of the consolidated financial statements for the three months ended March 31, 2009, additional material weaknesses may be identified.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISE METALS GROUP LLC

By:	/s/ Kenneth Stastny
Name:	Kenneth Stastny
Title:	Chief Financial Officer

Date: May 20, 2009